Exhibit 99.1

November 2, 2022

SiteOne Landscape Supply Announces Third Quarter 2022 Earnings

Third Quarter 2022 Highlights (Compared to Third Quarter 2021):

•	Net sales increased 18% to $1.1 billion
•	Organic Daily Sales increased 12%
•	Gross profit increased 14% to $388.6 million; Gross margin was 35.2%
•	SG&A as a percentage of Net sales increased 110 basis points to 26.2%
•	Net income decreased 8% to $73.3 million
•	Adjusted EBITDA increased 6% to $135.6 million; Adjusted EBITDA margin was 12.3%
•	Closed six acquisitions: River Valley Horticultural, Cape Cod Stone, Linzel Distributing, Jim Stone, Stone Plus, and Kaknes Landscape Supply
•	Increased size of ABL facility to $600 million from $375 million; extended maturity to July 2027

Post-Quarter Highlights

•	Closed the acquisition of Madison Block & Stone
•	Issued 2022 Environmental, Social, and Governance (ESG) Report
•	Board of Directors approved $400 million share repurchase authorization

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended October 2, 2022 (“Third Quarter 2022”).

“Building on our very strong sales and gross margin performance during the third quarter of last year, I am pleased to report continued growth in Net sales, Gross profit and Adjusted EBITDA in the third quarter of 2022, as we remain on pace to deliver another record year for SiteOne,” said Doug Black, SiteOne’s Chairman and CEO. “We generated very healthy Organic Daily Sales growth of 12%, driven by resilient pricing and improving volume trends supported by our commercial and operational initiatives. Acquisition activity during the quarter was robust as we welcomed six new companies to SiteOne, further strengthening our teams, product lines, and market presence. Our acquisitions continued to perform well, contributing strongly to our overall Net Sales and Adjusted EBITDA growth for the quarter. While we face economic headwinds and uncertainties going into next year, we remain very confident in our tremendous team, our balanced business, a strong balance sheet, and our ability to continue building and strengthening SiteOne through our key initiatives and acquisitions. Accordingly, we expect to continue delivering exceptional performance and growth in the years ahead.”

Third Quarter 2022 Results

Net sales for the Third Quarter 2022 increased to $1.1 billion, or 18%, compared to $936.4 million for the prior-year period. Organic Daily Sales increased 12% compared to the prior-year period primarily driven by ongoing price inflation in response to elevated product costs, partially offset by volume headwinds resulting from higher prices and softening economic conditions. Acquisitions contributed $56.6 million, or 6%, to Net sales growth for the quarter.

Gross profit increased 14% to $388.6 million for the Third Quarter 2022 compared to $340.5 million for the prior-year period. Gross margin decreased 120 basis points to 35.2% for the Third Quarter 2022 as the large price realization benefit achieved in the third quarter of 2021 was not repeated.

Selling, general and administrative expenses (“SG&A”) for the Third Quarter 2022 increased to $289.2 million from $235.3 million for the prior-year period. SG&A as a percentage of Net sales increased 110 basis points to 26.2% due to increased operating expenses supporting our growth, cost inflation, and the impact of acquisitions.

Net income for the Third Quarter 2022 decreased 8% to $73.3 million compared to $80.0 million for the prior-year period. Net income was driven by higher Net sales but offset by lower gross margin and higher SG&A expense.

Adjusted EBITDA increased 6% to $135.6 million for the Third Quarter 2022, compared to $128.2 million for the prior-year period. Adjusted EBITDA margin decreased 140 basis points to 12.3%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of October 2, 2022, was $376.6 million compared to $208.4 million as of October 3, 2021. Net debt to Adjusted EBITDA for the last twelve months was 0.8 times compared to 0.5 times at the same time last year.

Share Repurchase Authorization Announcement

On October 20, 2022, SiteOne’s Board of Directors approved a share repurchase authorization for up to $400 million of the Company’s common stock. This repurchase authorization does not have an expiration date and may be amended, suspended, or terminated by the Board of Directors at any time. Under the repurchase authorization, the Company intends to purchase shares from time to time on the open market, through privately negotiated transactions or otherwise. The number of shares ultimately purchased, and the timing of purchases are at the discretion of management and subject to compliance with applicable laws and regulations.

“Given our strong balance sheet, solid cash flow, and our confidence in the long-term value that we can create at SiteOne, we are pleased to announce our first share purchase authorization,” Doug Black continued. “This authorization gives us important flexibility to prudently return excess capital to shareholders while also maintaining a strong balance sheet to strategically build our business both organically and through acquisition during all market conditions.”

Outlook

“We are currently experiencing low double-digit Organic Daily Sales growth driven by resilient pricing, reasonable market demand, and improving volume trends,” Doug Black continued. “We expect price inflation to moderate in the coming months, while volume will be supported by our balanced business and our strong teams executing our commercial and operational initiatives. Taken all together, we now expect Organic Daily Sales growth to be in the low double digits for 2022. Accordingly, we are once again raising our Adjusted EBITDA guidance for the full year.”

For Fiscal 2022, we now expect our Adjusted EBITDA to be in the range of $455 million to $470 million, which represents 10% to 13% growth over our exceptional Fiscal 2021 result. This compares to our prior guidance range of $440 million to $460 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2022 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, November 2, 2022, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 704-4453 (domestic) or (201) 389-0920 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13733499. The replay will be available until 11:59 p.m. (ET) on November 16, 2022.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2022 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; economic downturn or recession; general economic and financial conditions; demand for our products; seasonality of our business; climate change-related events, weather conditions, seasonality, and availability of water to end-users; inflation and increased operating costs; increases in interest rates; the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the forward-looking statements discussed here); public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; cybersecurity incidents involving our systems or third party systems, including the July 2020 ransomware attack; prices for the products we purchase may fluctuate; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force (including headwinds due to COVID-19) and ongoing labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; credit sale risks; performance of individual branches; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, public health emergencies, violence, uncertain political conditions and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine; risks related to our current indebtedness and our ability to obtain financing in the future; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets, and other non-cash items, financing fees, other fees, and expenses related to acquisitions and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	October 2, 2022	January 2, 2022
Current assets:
Cash and cash equivalents	$62.7	$53.7
Accounts receivable, net of allowance for doubtful accounts of $18.4 and $13.5, respectively	502.8	393.8
Inventory, net	853.5	636.6
Income tax receivable	—	3.3
Prepaid expenses and other current assets	57.3	41.4
Total current assets	1,476.3	1,128.8

Property and equipment, net	172.5	151.5
Operating lease right-of-use assets, net	313.1	298.5
Goodwill	386.8	311.1
Intangible assets, net	266.6	213.9
Deferred tax assets	2.0	3.2
Other assets	15.1	9.1
Total assets	$2,632.4	$2,116.1

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$340.0	$254.5
Current portion of finance leases	12.9	11.0
Current portion of operating leases	67.1	62.1
Accrued compensation	76.0	99.3
Long-term debt, current portion	4.0	4.0
Income tax payable	7.3	—
Accrued liabilities	99.8	82.0
Total current liabilities	607.1	512.9

Other long-term liabilities	14.1	10.6
Finance leases, less current portion	38.6	34.4
Operating leases, less current portion	254.5	244.2
Deferred tax liabilities	11.0	5.1
Long-term debt, less current portion	383.8	251.2
Total liabilities	1,309.1	1,058.4

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,103,331 and 44,788,385 shares issued, and 45,082,420 and 44,767,474 shares outstanding at October 2, 2022 and January 2, 2022, respectively	0.5	0.4
Additional paid-in capital	572.2	562.0
Retained earnings	743.8	497.5
Accumulated other comprehensive income (loss)	6.8	(2.2)
Total stockholders' equity	1,323.3	1,057.7
Total liabilities and stockholders' equity	$2,632.4	$2,116.1

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net sales	$1,102.6	$936.4	$3,124.5	$2,670.5
Cost of goods sold	714.0	595.9	2,005.6	1,740.3
Gross profit	388.6	340.5	1,118.9	930.2

Selling, general and administrative expenses	289.2	235.3	792.4	653.4
Other (income) expense, net	(2.4)	1.8	(6.6)	(1.6)
Operating income	101.8	103.4	333.1	278.4

Interest and other non-operating expenses, net	5.6	4.3	14.5	14.1
Income before taxes	96.2	99.1	318.6	264.3
Income tax expense	22.9	19.1	72.3	53.4
Net income	$73.3	$80.0	$246.3	$210.9

Net income per common share:
Basic	$1.63	$1.79	$5.47	$4.74
Diluted	$1.60	$1.74	$5.38	$4.61
Weighted average number of common shares outstanding:
Basic	45,102,574	44,645,126	45,024,324	44,511,675
Diluted	45,774,367	45,849,338	45,804,041	45,762,387

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	October 2, 2022	October 3, 2021
Cash Flows from Operating Activities:
Net income	$246.3	$210.9
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	34.1	25.8
Stock-based compensation	14.0	11.2
Amortization of software and intangible assets	38.1	34.9
Amortization of debt related costs	0.9	1.1
Loss on extinguishment of debt	0.6	0.8
Gain on sale of equipment	(1.0)	(0.3)
Other	1.0	3.8
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(96.1)	(118.0)
Inventory	(196.2)	(159.5)
Income tax receivable	3.3	3.4
Prepaid expenses and other assets	(7.5)	(10.7)
Accounts payable	75.0	117.5
Income tax payable	7.0	—
Accrued expenses and other liabilities	(7.0)	38.5
Net Cash Provided By Operating Activities	$112.5	$159.4

Cash Flows from Investing Activities:
Purchases of property and equipment	(20.5)	(24.2)
Purchases of intangible assets	(10.2)	(3.7)
Acquisitions, net of cash acquired	(182.2)	(71.1)
Proceeds from the sale of property and equipment	1.9	1.7
Net Cash Used In Investing Activities	$(211.0)	$(97.3)

Cash Flows from Financing Activities:
Equity proceeds from common stock	3.2	7.3
Borrowings under term loan	—	325.0
Repayments under term loan	(1.9)	(270.6)
Borrowings on asset-based credit facility	593.2	161.9
Repayments on asset-based credit facility	(456.7)	(161.9)
Payments of debt issuance costs	(2.3)	(2.4)
Payments on finance lease obligations	(9.0)	(7.7)
Payments of acquisition related contingent obligations	(10.0)	(6.8)
Other financing activities	(8.0)	(4.2)
Net Cash Provided By Financing Activities	$108.5	$40.6

Effect of exchange rate on cash	(1.0)	0.1
Net change In cash	9.0	102.8

Cash and cash equivalents:
Beginning	53.7	55.2
Ending	$62.7	$158.0

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$11.0	$12.2
Cash paid during the year for income taxes	$63.8	$50.3

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income:

	2022			2021				2020
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported Net income	$73.3	$140.7	$32.3	$27.5	$80.0	$123.5	$7.4	$11.5
Income tax (benefit) expense	22.9	44.8	4.6	2.7	19.1	36.8	(2.5)	1.6
Interest expense, net	5.6	4.6	4.3	5.1	4.3	4.3	5.5	9.1
Depreciation and amortization	27.4	23.1	21.7	22.3	21.0	20.3	19.4	18.2
EBITDA	129.2	213.2	62.9	57.6	124.4	184.9	29.8	40.4
Stock-based compensation(a)	4.5	5.8	3.7	3.1	3.5	4.6	3.1	2.7
(Gain) loss on sale of assets(b)	(0.7)	(0.2)	(0.1)	0.2	(0.2)	(0.2)	0.1	(0.2)
Financing fees(c)	0.1	0.2	—	—	—	—	0.7	—
Acquisitions and other adjustments(d)	2.5	3.0	1.3	0.9	0.5	1.3	0.8	1.0
Adjusted EBITDA(e)	$135.6	$222.0	$67.8	$61.8	$128.2	$190.6	$34.5	$43.9

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2022			2021
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$1,102.6	$1,216.6	$805.3	$936.4	$1,083.9	$650.2
Organic Sales(a)	1,017.8	1,145.5	760.1	908.2	1,057.7	648.4
Acquisition contribution(b)	84.8	71.1	45.2	28.2	26.2	1.8
Selling Days	63	64	65	63	64	65
Organic Daily Sales	$16.2	$17.9	$11.7	$14.4	$16.5	$10.0

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2021 and 2022.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2022 Fiscal Year. Includes Net sales from branches acquired in 2021 and 2022.